Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this draft Registration Statement on Form S-1 of Fifth Street Asset Management Inc. of our report, dated July 22, 2014, on our audits of the combined financial statements of Fifth Street Management Group as of December 31, 2013 and 2012 and for the years then ended. We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

July 22, 2014